UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)    November 21, 2008

LSB INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-7677	73-1015226
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16 South Pennsylvania, Oklahoma City, Oklahoma (Address of principal executive offices)		73107 (Zip Code)

Registrant's telephone number, including area code      (405) 235-4546

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01.  Other Events

On November 21, 2008, LSB Industries, Inc. (the “Company”) purchased a total of $4,000,000 aggregate principal amount of its 5.5% Convertible Senior Subordinated Debentures due 2012 (the “Debentures”) for $2,560,000, plus accrued interest. This purchase was funded from the Company’s working capital. As a result of this purchase and the previously disclosed purchases of Debentures by the Company, the Company has purchased $15 million aggregate principal amount of Debentures under the authority granted by its Board of Directors on March 11, 2008, and $45 million aggregate principal amount of the Debentures remain outstanding.

The Debentures are convertible by the holders, in whole or in part, into shares of the Company’s common stock prior to their maturity at a conversion rate of 36.4 shares of our common stock per $1,000 principal amount of debentures (representing a conversion price of $27.47 per share of common stock), subject to adjustment under certain conditions. The closing price of the Company’s common stock on November 21, 2008 was $6.90 per share.

In addition, the Company purchased 200,000 shares of its common stock, par value $.10 per share, at $7.00 per share, for a total purchase price of $1,400,000. As a result of this purchase, the Company has repurchased a total of 400,000 shares of its common stock under the authority granted by its Board of Directors on March 11, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  November 24, 2008

                    LSB INDUSTRIES, INC.

                    By: /s/ Tony M. Shelby
                    Name: Tony M. Shelby
                    Title:  Executive Vice President of Finance,
                    Chief Financial Officer